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                                                                       EXHIBIT 8




                                Alston & Bird

                              One Atlantic Center
                           1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424

                                  404-881-7000
                       Fax: 404-881-7777  Telex: 54-2996

Philip C. Cook                                                    (404) 881-7491


                               February 7, 1995


Regions Financial Corporation
417 N. 20th Street
Birmingham, Alabama 35203

Fidelity Federal Savings Bank
500 East Walnut Avenue
Dalton, Georgia 30720

                 Re: Proposed Plan of Merger Involving Regions Financial Corporation and Fidelity Federal Savings Bank

Ladies and Gentlemen:

         We have acted as counsel to Regions Financial Corporation ("Regions"), a corporation organized and existing under the laws of the State of Delaware, in connection with the proposed merger of Fidelity Interim, a wholly-owned subsidiary of Regions ("Fidelity Interim"), with and into Fidelity Federal Savings Bank ("Fidelity"), a federal stock savings bank organized and existing under the laws of the United States, with Fidelity as the surviving entity (the "Merger"). The Merger will be effected pursuant to the Agreement and Plan of Reorganization by and between Fidelity and Regions made and entered into as of October 17, 1994 (the "Reorganization Agreement"). In our capacity as counsel to Regions, our opinion has been requested with respect to certain of the federal income tax consequences of the proposed Merger.

         In rendering this opinion, we have examined (i) the Internal Revenue Code of 1986, as amended (the "Code") and Treasury regulations, (ii) the legislative history of applicable sections of the Code, and (iii) appropriate Internal Revenue Service and court decisional authority. In addition, we have relied upon certain information made known to us as more fully described below. All capitalized terms used herein without definition shall
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have the respective meanings specified in the Reorganization Agreement, and unless otherwise specified, all section references herein are to the Code.

                            INFORMATION RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including:

                 (1)      the Reorganization Agreement;

                 (2) the Registration Statement that has been filed with the Securities and Exchange Commission regarding the Merger ("Registration Statement"), which includes the preliminary Proxy Statement/Prospectus; and

                 (3) such additional documents as we have considered relevant.

         In our examination of such documents, we have assumed, with your consent, that all documents submitted to us as photocopies faithfully reproduce the originals thereof, that such originals are authentic, that all such documents have been or will be duly executed to the extent required, and that all statements set forth in such documents are accurate. We have also obtained such additional information and representations as we have deemed relevant and necessary through consultation with various officers and representatives of Regions and Fidelity.

         With your consent, we have assumed that the shareholders of Fidelity holding at least eighty percent (80%) of the total value of the Fidelity stock outstanding immediately prior to the Merger will receive Regions Common Stock in exchange for their Fidelity stock. No opinion is expressed as to the tax consequences of the Merger if this assumption is inaccurate.

         You have advised us that the proposed transaction will enable the combined organization to realize certain economies of scale, yield a wider array of banking and banking-related services to consumers and businesses, and provide for a stronger market position and for greater financial resources to meet competitive challenges within the Dalton, Georgia market area. To achieve these goals, the following will occur pursuant to the Reorganization Agreement:

                 (1) Regions will form Fidelity Interim by transferring property to Fidelity Interim solely in exchange for all the outstanding shares of Fidelity Interim common stock ("Fidelity Interim Common Stock").

                 (2) Fidelity Interim will merge with and into Fidelity in accordance with and with the effect provided in Title 12, United States Code,
Section 1467a(t).  Fidelity

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will be the surviving entity and as a result will become a wholly owned subsidiary of Regions and will continue to be governed by the laws of the United States.

                 (3) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders thereof, the shares of the constituent corporations shall be converted as follows:

                 (a) Each share of Regions Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time.

                 (b) Each share of Fidelity Interim Common Stock issued and outstanding at the Effective Time shall be converted into and exchanged for one share of Fidelity Common Stock.

                 (c) Each share of Fidelity Common Stock (excluding shares held by any Fidelity Company or by any Regions Company, which shares shall be canceled as provided in the Reorganization Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for .449 of a share of Regions Common Stock, subject to possible adjustment as provided in Section 9.3 of the Reorganization Agreement (the "Common Stock Exchange Ratio"). To the extent that the Common Stock Exchange Ratio is adjusted pursuant to Section 9.3(f) of the Reorganization Agreement, references in this opinion, the Certificates of Representations provided by the management of Regions and of Fidelity, and the Reorganization Agreement to the "Common Stock Exchange Ratio" shall thereafter be deemed to refer to the Common Stock Exchange Ratio, as adjusted pursuant to Section 9.3(f) of the Reorganization Agreement.

                 (d) Each share of Fidelity Preferred Stock (excluding shares held by any Fidelity Company or by any Regions Company, which shares shall be canceled as provided in the Reorganization Agreement, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted) issued and outstanding at the Effective Time shall cease to be outstanding and shall be converted into and exchanged for that number of shares of Regions Common Stock equal to the product (rounded to the nearest one-thousandth) of (i) the Common Stock Exchange Ratio and (ii) the number of shares of Fidelity Common Stock into which such share of Fidelity Preferred Stock was convertible immediately prior to the Effective Time (it being agreed by Regions and Fidelity that, as of the date of the Reorganization Agreement, each such share of Fidelity Preferred Stock was convertible into 1.0 share of Fidelity Common Stock).

                 (4) Each holder of shares of Fidelity Capital Stock (i.e., Fidelity Common Stock, Fidelity Preferred Stock, and any other class or series of capital stock of





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Fidelity) exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Regions Common Stock (after taking into account all certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Regions Common Stock multiplied by the market value of one share of Regions Common Stock at the Effective Time. The market value of one share of Regions Common Stock at the Effective Time shall be the closing price of such common stock as reported on the NASDAQ/NMS (as reported by The Wall Street Journal or, if not reported thereby, any other authoritative source chosen by Regions) on the last trading day preceding the Effective Time. No such holder will be entitled to dividends, voting rights, or any other rights as a stockholder in respect of any fractional shares.

                 (5) Any holder of shares of Fidelity Capital Stock who perfects such holder's dissenters' rights of appraisal in accordance with and as contemplated by 12 C.F.R. Section 552.14 shall be entitled to receive the value of such shares in cash as determined pursuant to such provision of law; provided, however, that no such payment shall be made to any dissenting stockholder unless and until such dissenting stockholder has complied with the applicable provisions of 12 C.F.R. Section 552.14 and surrendered to Fidelity (as the surviving savings association resulting from the Merger) the certificate or certificates representing the shares for which payment is being made. In the event that after the Effective Time a dissenting stockholder of Fidelity fails to perfect, or effectively withdraws or loses, such holder's right to appraisal and of payment for such holder's shares, Regions shall issue and deliver the consideration to which such holder of shares of Fidelity Capital Stock is entitled under Article Three of the Reorganization Agreement (without interest) upon surrender by such holder of the certificate or certificates representing shares of Fidelity Capital Stock held by such holder. Fidelity will establish an escrow account with an amount sufficient to satisfy the maximum aggregate payment that may be required to be paid to dissenting stockholders. Upon satisfaction of all claims of dissenting stockholders, the remaining escrowed amount, reduced by payment of the fees and expenses of the escrow agent, will be returned to Fidelity.

                 (6) In the event Fidelity or Regions changes the number of shares of Fidelity Capital Stock or Regions Common Stock, respectively, issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, or similar recapitalization with respect to such stock and the record date therefor shall be prior to the Effective Time, the Common Stock Exchange Ratio shall be proportionately adjusted.

                 (7) Each of the shares of Fidelity Capital Stock held by any Fidelity Company or by any Regions Company, in each case other than in a fiduciary capacity or in satisfaction of debts previously contracted, shall be canceled and retired at the Effective Time, and no consideration shall be issued in exchange therefor.

         With your consent, we have also relied on certain factual matters confirmed to us by you as true both now and as of the Effective Time:





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                 (a)      The exchange ratio used to determine the amount of
Regions Common Stock to be received in the Merger by each shareholder exchanging Fidelity Capital Stock for Regions Common Stock is the product of bona fide negotiations between parties bargaining at arm's length.


                 (b) There is no plan or intention by the officers or directors of Fidelity who own five percent (5%) or more of the Fidelity stock, and to the best of the knowledge of the management of Fidelity, there is no plan or intention on the part of the remaining shareholders of Fidelity to sell, exchange, or otherwise dispose of a number of shares of Regions stock received in the Merger that would reduce the Fidelity shareholders' ownership of Regions stock number of shares having a value, as of the date of the Merger, of less than fifty percent (50%) of the value of all of the formerly outstanding stock of Fidelity as of the same date. For purposes of this assumption, shares of Fidelity stock exchanged for cash or other property, surrendered by dissenters, or exchanged for cash in lieu of fractional shares of Regions stock will be treated as outstanding Fidelity stock on the date of the Merger. Moreover, shares of Fidelity stock and shares of Regions stock held by Fidelity shareholders and otherwise sold, redeemed, or disposed of prior or subsequent to the Merger will be considered in making this representation.

                 (c) Following the Merger, Fidelity will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger and at least ninety percent (90%) of the fair market value of Fidelity Interim's net assets and at least seventy percent (70%) of the fair market value of Fidelity Interim's gross assets held immediately prior to the Merger. For purposes of this assumption, amounts paid by Fidelity or Fidelity Interim to dissenters, amounts paid by Fidelity or Fidelity Interim to shareholders who receive cash or other property, amounts used by Fidelity or Fidelity Interim to pay reorganization expenses, and all redemptions and distributions (except for regular, normal dividends) made by Fidelity will be included as assets of Fidelity or Fidelity Interim, respectively, immediately prior to the Merger.

                 (d)      Prior to the Merger, Regions will be in control of
Fidelity Interim.   For purposes of this assumption and those set forth
below in paragraph (e), (l), and (m), "control" means ownership of eighty (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty (80%) of the total number of all other classes of stock.


                 (e) Fidelity has no plan or intention to issue additional shares of its stock that would result in Regions losing control of Fidelity.

                 (f) Regions has no plan or intention to reacquire any of its Common Stock issued in the Merger, except for purchases in the open market in the normal course of business executed through an independent broker in which Regions is not aware of the identity of any seller or in private placement transactions in which the sellers are not former Fidelity shareholders.





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                 (g)      Regions has no plan or intention to liquidate
Fidelity; to merge Fidelity with or into another corporation; to sell or otherwise dispose of the stock of Fidelity except for transfers of stock to corporations controlled by Regions; or to cause Fidelity to sell or otherwise dispose of any of its assets or of any of the assets acquired from Fidelity Interim, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Fidelity.

                 (h) The liabilities of Fidelity Interim assumed by Fidelity (including the liabilities to which the transferred assets of Fidelity Interim are subject), if any, were incurred by Fidelity Interim in the ordinary course of its business.

                 (i) Following the Merger, Fidelity will continue its historic business or use a significant portion of its historic business assets in a business.

                 (j) Regions, Fidelity Interim, Fidelity, and the shareholders of Fidelity will pay their respective expenses, if any, incurred in connection with the Merger.

                 (k) There is no intercorporate indebtedness existing between Regions and Fidelity or between Fidelity Interim and Fidelity that was issued, acquired, or will be settled at a discount.

                 (l) In the Merger, shares of Fidelity Common Stock representing control of Fidelity will be exchanged solely for voting Common Stock of Regions. For purposes of this assumption, shares of Fidelity Common Stock exchanged for cash or other property originating with Regions will be treated as outstanding Fidelity Common Stock on the date of the Merger.

                 (m) At the time of the Merger, Fidelity will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in Fidelity that, if exercised or converted, would affect Regions' acquisition or retention of control of Fidelity.

                 (n) Regions does not own, nor has it owned during the past five years, any shares of the stock of Fidelity.


                 (o) For each of Regions and Fidelity, not more than twenty-five percent (25%) of the fair market value of its adjusted total assets consists of stock and securities of any one issuer, and not more than fifty percent (50%) of the fair market value of its adjusted total assets consists of stock and securities of five or fewer issuers. For purposes of the preceding sentence, (a) a corporation's adjusted total assets exclude cash, cash items (including accounts receivable and cash equivalents), and United States government securities, (b) a corporation's adjusted total assets exclude stock and securities issued by any subsidiary at least fifty percent (50%) of the voting power or fifty percent (50%) of the total fair market value of the stock of which is owned by the corporation, but the corporation is treated as owning directly a ratable share (based on the percentage of the fair market value of the subsidiary's stock owned by the corporation) of the assets owned by any such subsidiary, and (c) all corporations that are members of the same "controlled group" within the meaning of section 1563(a) of the Code are treated as a single issuer.


                 (p) On the date of the Merger, the fair market value of the assets of Fidelity will exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.





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                 (q)      Fidelity is not under the jurisdiction of a court in
a case under Title 11 of the United States Code or a receivership, foreclosure or similar proceeding in a federal or state court.

                 (r) The payment of cash to Fidelity shareholders in lieu of fractional shares of Regions Common Stock will not be a separately bargained for consideration, but rather will represent a mere mechanical rounding of the fractional share interests that may result from the Merger, and will be undertaken solely for the purpose of avoiding the expense and inconvenience of issuing and transferring fractional shares. The total cash consideration that will be paid to Fidelity shareholders in lieu of fractional shares of Regions Common Stock will represent less than one percent (1%) of the total consideration issued in the Merger. No shareholder of Fidelity will receive an amount in cash greater than the value of one full share of Regions Common Stock in lieu of fractional shares.

                 (s) None of the compensation received by any shareholder-employees of Fidelity will be separate consideration for, or allocable to, any of their shares of Fidelity stock. None of the shares of Regions Common Stock received by any shareholder-employees will be separate consideration for, or allocable to, any employment agreement. Any compensation paid to a Fidelity shareholder-employee who continues as an employee of Regions subsequent to the Merger will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services.

                 (t) Regions will pay or assume only those expenses of Fidelity that are solely and directly related to the Merger in accordance with the guidelines established in Rev. Rul. 73-54, 1973-1 C.B. 187.

                 (u) The Reorganization Agreement represents the entire understanding of Regions, Fidelity, and Fidelity Interim with respect to the Merger.

                 (v) At all times during the five-year period ending on the effective date of the Merger, the fair market value of all of Fidelity's United States real property interests was and will have been less than 50 percent of the total fair market value of (a) its United States real property interests, (b) its interests in real property located outside the United States, and (c) its other assets used or held for use in a trade or business. For purposes of the preceding sentence, (x) United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest, (y) Fidelity is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which Fidelity is a partner or beneficiary, and (z) any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any





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partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this paragraph, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by Fidelity, in the case of a first-tier subsidiary of Fidelity or by a controlled corporation, in the case of a lower-tier subsidiary.



                                    OPINIONS

         Based solely on the information submitted and the representations set forth above, we are of the opinion that:

                 (1) The acquisition by Regions of all the stock of Fidelity solely in exchange for shares of Regions Common Stock in the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. Each of Fidelity and Regions will be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

                 (2) No gain or loss will be recognized by the Fidelity stockholders upon the receipt of Regions Common Stock solely in exchange for their shares of Fidelity Capital Stock.

                 (3) The basis of Regions Common Stock to be received by Fidelity stockholders will be the same as the basis of Fidelity Capital Stock surrendered in exchange therefor.

                 (4) The holding period of Regions Common Stock to be received by Fidelity stockholders will include the holding period of Fidelity Capital Stock surrendered in exchange therefor, provided that the Fidelity Capital Stock was held as a capital asset on the date of the exchange.


                 (5) The payment of cash to a Fidelity stockholder in lieu of issuing a fractional share interest in Regions will be treated for federal income tax purposes as if the fractional share was distributed as part of the exchange and then was redeemed by Regions. This cash payment will be treated as having been received as a distribution in full payment in exchange for the stock redeemed as provided in Section 302(a) of the Code.


                 (6) Where solely cash is received by a Fidelity stockholder in exchange for such holder's shares of Fidelity Capital Stock pursuant to the exercise of dissenters' rights of appraisal, such cash will be treated as having been received in redemption of such holder's shares of Fidelity Capital Stock, subject to the provisions and limitations of Section 302 of the Code.

         The opinions expressed herein are based upon existing statutory, regulatory, and judicial authority, any of which may be changed at any time with retroactive effect. In addition, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the statements set out herein, which we





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have assumed are true on the date the Merger is consummated.  Our opinions cannot be relied upon if any of the facts contained in such documents or if such additional information is, or later becomes, inaccurate, or if any of the statements set out herein is, or later becomes, inaccurate. Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the proposed Merger.

         This opinion is being provided solely for the use of Regions Financial Corporation, Fidelity Federal Savings Bank, and the shareholders of Fidelity Federal Savings Bank and for purposes of Regions Financial Corporation's Form S-4 Registration Statement under the Securities Act of 1933 filed with the Securities and Exchange Commission. No other person or party shall be entitled to rely on this opinion. We hereby consent to the filing of this opinion as an exhibit to the Form S-4 Registration Statement and consent to any references to this opinion or our firm in the Proxy Statement/Prospectus.

                                                     Very truly yours,

                                                     ALSTON & BIRD


                                                     By:
                                                        ------------------------
                                                             Philip C. Cook







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